UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

SCHEDULE 14A

_____________________________________

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NUVVE HOLDING CORP.
(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NUVVE HOLDING CORP.
2488 Historic Decatur Road, Ste 230
San Diego, California 92106

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AT 1:00 P.M. EASTERN TIME ON January 13, 2025

To the Stockholders of Nuvve Holding Corp.:

We cordially invite you to attend the Special Meeting of Stockholders (the “Special Meeting”) of Nuvve Holding Corp., a Delaware corporation (the “Company”, “we” or “us”), to be held on January 13, 2025 at 1:00 p.m. Eastern Time via live audio webcast at www.virtualshareholdermeeting.com/NVVE2025SM, where you will be able to listen to the meeting live, submit questions and vote online. Please see the “Questions and Answers about These Proxy Materials and Voting” in the accompanying Proxy Statement for more details.

The Special Meeting is being held for the following purposes:

1.      To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our common stock, par value $0.0001 per share (“Common Stock”), pursuant to senior secured convertible notes and related warrants, and any future adjustments of the conversion price of the notes and exercise price of the warrants, purchased pursuant to the Securities Purchase Agreement, in excess of the 19.99% share cap contained therein;

2.      To approve an adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies; and

3.      To transact any other business as may properly come before the Special Meeting or any postponements or adjournment thereof.

The Board has fixed the close of business on December 6, 2024 as the record date for the determination of stockholders who will be entitled to notice of and to vote at the Special Meeting (the “Record Date”). Further information regarding voting rights and the matters to be voted upon at the Special Meeting is presented in the accompanying Proxy Statement. A list of stockholders of record will be available at the Special Meeting and, during the 10 days prior to the Special Meeting, at our principal executive offices located at 2488 Historic Decatur Road, Suite 230, San Diego, California 92106.

The Special Meeting will be held entirely online in a virtual meeting format only, with no physical in-person meeting, to allow greater participation. stockholders attending the Special Meeting virtually will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate in the Special Meeting, where you will be able to listen to the meeting live, submit questions and vote. Stockholders may participate in the Special Meeting by visiting the following website: www.virtualshareholdermeeting.com/NVVE2025SM. To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. We recommend that you log in a few minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

YOUR VOTE IS IMPORTANT. We urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card or voting instructions. Returning the proxy or voting instructions does not deprive you of your right to virtually attend the Special Meeting and to vote your shares during the Special Meeting.

By Order of the Board of Directors
/s/ Jon M. Montgomery
Jon M. Montgomery
Interim Chairperson of the Board

December 16, 2024
San Diego, California

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON JANUARY 13, 2025: THE PROXY STATEMENT AND FORM OF PROXY CARD ARE ALSO AVAILABLE ONLINE AT: www.proxyvote.com.

i

NUVVE HOLDING CORP.
2488 Historic Decatur Road, Suite 230
San Diego, California 92106

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AT 1:00 P.M. EASTERN TIME ON JANUARY 13, 2025

INTRODUCTION

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors (the “Board”) for use at the Special Meeting of Stockholders (the “Special Meeting”) of Nuvve Holding Corporation, a Delaware corporation (the “Company”), and any postponements or adjournments thereof. The Special Meeting will be held on Monday, January 13, 2025 at 1:00 p.m. Eastern Time, via live audio webcast at www.virtualshareholdermeeting.com/NVVE2025SM, where you will be able to listen to the meeting live, submit questions and vote online.

The information provided under “Questions and Answers About These Proxy Materials and Voting” below is for your convenience only. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on
JANUARY 13, 2025

We anticipate that this Proxy Statement, the Notice of Special Meeting of Stockholders and form of proxy card will be mailed to our stockholders commencing on or about December 16, 2024.

We are using the “Full Set Delivery” method of providing proxy materials to stockholders. Because we have elected to utilize the “Full Set Delivery” option, we are delivering to all stockholders of record paper copies of the Proxy Statement and form of proxy card, as well as providing access to those proxy materials on a publicly accessible website. The Proxy Statement, form of proxy card, and the other Special Meeting materials are available on the internet at www.proxyvote.com.

Additionally, you can find a copy of our Proxy Statement and form of proxy card, on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov, or in the “SEC Filings” section of the “Investors” section of our website at https://nuvve.com/. You may also obtain additional printed copy of the Proxy Statement, free of charge, from us by sending a written request to: Corporate Secretary, Nuvve Holding Corp., 2488 Historic Decatur Road, Suite 230, San Diego, California 92106.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Q:     What matters am I voting on?

A:     You will be voting on:

•        Proposal 1:    To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of Common Stock pursuant to senior secured convertible notes and related warrants, and any future adjustments of the conversion price of the notes and exercise price of the warrants, purchased pursuant to the Securities Purchase Agreement, in excess of the 19.99% share cap contained therein (the “Issuance Proposal”);

•        Proposal 2:    To approve an adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies (the “Adjournment Proposal”); and

•        any other business as may properly come before the Special Meeting.

Q:     How does the Board recommend I vote on these proposals?

A:     Our Board recommends a vote:

•        “FOR” the Issuance Proposal; and

•        “FOR” the Adjournment Proposal.

Q:     When is the Special Meeting and where will it be held?

A:     The Special Meeting will be held on January 13, 2025, at 1:00 p.m. Eastern Time, via live audio webcast at www.virtualshareholdermeeting.com/NVVE2025SM, where you will be able to listen to the meeting live, submit questions and vote online.

Q:     What do I need to do to attend the Special Meeting?

A:     You will be able to attend the Special Meeting, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/NVVE2025SM. To participate in the Special Meeting, you will need the control number included on your proxy card or voting instruction form, as applicable. The Special Meeting webcast will begin promptly at 1:00 p.m. Eastern Time. We encourage you to access the Special Meeting prior to the start time. Online check-in will begin at 12:45 p.m. Eastern Time, and you should allow ample time for the check-in procedures.

•        We will have technicians ready to assist you with any technical difficulties you may have accessing the Special Meeting. If you encounter any difficulties accessing the virtual-only Special Meeting platform, including any difficulties with your control number or submitting questions, you may call the technical support number that will be posted on the Special Meeting log-in page.

•        Stockholders will have the opportunity to submit questions during the Special Meeting by following the instructions on the virtual-only Special Meeting platform. Following the presentation of all proposals at the Special Meeting, we will answer as many stockholder-submitted questions as time permits.

Q:     Who is entitled to vote?

A:     Only holders of record of our Common Stock at the close of business on December 6, 2024 (the “Record Date”) will be entitled to notice of, and to vote at, the Special Meeting. As of the close of business on the Record Date, 874,949 shares of Common Stock were issued and outstanding. Every stockholder is entitled to one vote for each share of Common Stock held on the Record Sate.

•        Registered Stockholders.    If our shares of Common Stock are registered directly in your name with our transfer agent, Continental Stock Transfer and Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice or a printed set of the proxy materials was provided to you directly by us. As the stockholder of record, you have the right to grant your proxy directly to the individuals listed on the proxy card or to virtually vote live during the Special Meeting. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”

•        Street Name Stockholders.    If our shares of Common Stock are held on your behalf by a broker, bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the set of the proxy materials was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares.

Q:     How do I vote?

A:     If you are a stockholder of record, there are four ways to vote:

•        by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on January 12, 2025 (have your proxy card in hand when you visit the website);

•        by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on January 12, 2025 (have your proxy card in hand when you call);

•        by completing the enclosed proxy card and returning it in the pre-addressed, postage paid envelope provided to you (if you received printed proxy materials); or

•        by attending the virtual meeting by visiting www.virtualshareholdermeeting.com/NVVE2025SM, where you may vote and submit questions during the meeting. Please have your control number located on your proxy card in hand when you visit the website.

If you hold your shares in street name through a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you.

Q:     How may my brokerage firm vote my shares if I fail to provide timely directions?

A:     Banks and brokers acting as nominees are permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine” by the New York Stock Exchange, which means that they can submit a proxy or cast a ballot on behalf of stockholders who do not provide a specific voting instruction. Brokers and banks are not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine” by the New York Stock Exchange. The determination of which proposals are deemed “routine” versus “non-routine” may not be made by the New York Stock Exchange until after the date on which this Proxy Statement has been mailed to you. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to ensure that your shares are present and voted at the Special Meeting on all matters and if you wish to direct the voting of your shares on “routine” matters.

When there is at least one “routine” matter to be considered at a meeting, a broker “non-vote” occurs when a proposal is deemed “non-routine” and a nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to the “non-routine” matter being considered and has not received instructions from the beneficial owner.

The approval of Proposal 1 (the Issuance Proposal) and Proposal 2 (the Adjournment Proposal) are generally not considered to be “routine” matters and banks or brokers are not permitted to vote on these matters if the bank or broker has not received instructions from the beneficial owner.

Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares for the Issuance Proposal and the Adjournment Proposal. If such proposals are deemed to be “routine,” a bank or broker may be able to vote on the Insurance Proposal and the Adjournment Proposal even if it does not receive instructions from you, so long as it holds your shares in its name.

Q:     How will voting on any other business be conducted?

A:     We are not aware of any business to be brought before the stockholders at the Special Meeting other than as described in this Proxy Statement. However, if any other business is properly presented for stockholder consideration, your signed proxy card gives authority to Gregory Poilasne and David Robson to vote on those matters in their discretion.

Q:     What constitutes a quorum?

A:     Stockholders may not take action during the Special Meeting unless there is a quorum present at the meeting. A meeting of stockholders is duly constituted, and a quorum is present, if, at the commencement of the meeting, there are present in person or by proxy holders representing one-third of the Common Stock outstanding and entitled to vote at the meeting. Abstentions, withheld and broker non-votes (as described above) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:     How many votes are needed for approval of each proposal presented in this Proxy Statement?

A:     Assuming a quorum is present at the Special Meeting:

•        Proposal 1 (Issuance Proposal): The affirmative vote of a majority of the votes cast by all stockholders present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal is required to approve the Issuance Proposal. Shares that are not represented at the Special Meeting, abstentions, if any, and, if this proposal is deemed to be “non-routine,” broker non-votes, if any, with respect to this proposal will not affect the outcome of the vote on this proposal. If this proposal is deemed to be “routine,” no broker non-votes will occur on this proposal.

•        Proposal 2 (Adjournment Proposal): The affirmative vote of a majority of the votes cast by all stockholders present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal is required to approve the Adjournment Proposal. Shares that are not represented at the Special Meeting, abstentions, if any, and, if this proposal is deemed to be “non-routine,” broker non-votes, if any, with respect to this proposal will not affect the outcome of the vote on this proposal. If this proposal is deemed to be “routine,” no broker non-votes will occur on this proposal.

Under the General Corporation Law of the State of Delaware, holders of the Common Stock will not have any dissenters’ rights or appraisal in connection with any of the matters to be voted on at the Special Meeting.

Q:     Can I change my vote?

A:     Yes. If you are a stockholder of record, you can change your vote or revoke your proxy by:

•        entering a new vote by Internet or by telephone until 11:59 p.m. Eastern Time on January 12, 2025;

•        completing and returning a later-dated proxy card at any time before the Special Meeting; and

•        by virtually attending and voting at the Special Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Q:     How are my shares voted if I submit a proxy but do not specify how I want to vote?

A:     If you are a stockholder of record and you submit a properly executed proxy card or complete the telephone or Internet voting procedures but do not specify how you want to vote, your shares will be voted: (1) “FOR” the Issuance Proposal; and (2) “FOR” the Adjournment Proposal; and (3) in the discretion of the persons named as proxies on all other matters that may be brought before the Special Meeting.

Q:     Who will count the vote?

A:     A representative of Broadridge Financial Services, Inc., an independent tabulator, will count the vote and act as the inspector of elections.

Q:     Who will pay for this proxy solicitation?

A:     We will pay all the costs of soliciting these proxies, except for costs associated with individual stockholder use of the Internet and telephone. In addition to mailing proxy solicitation material, our directors and employees may solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. We have engaged Advantage Proxy, Inc. as our proxy solicitor, and we estimate that we will pay Advantage Proxy. Inc. a fee of approximately $5,500, plus reimbursement for out of pocket expenses, to solicit proxies, though the costs of this proxy solicitation process could be lower or higher than our estimate.

Q:     Where can I find the voting results of the Special Meeting?

A:     We will announce preliminary voting results at the Special Meeting. We will also disclose voting results on a current report on Form 8-K that we will file with the SEC within four business days after the Special Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Special Meeting, we will file a current report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the current report on Form 8-K as soon as they become available.

Q:     I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:     We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the proxy materials, such stockholder may contact via e-mail at sendmaterial@proxyvote.com.

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

PROPOSAL 1
THE ISSUANCE PROPOSAL

Background and Description of the Issuance Proposal

The Private Placement

On October 31, 2024, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited institutional and individual investors (the “Investors”), pursuant to which we agreed to issue to the Investors (i) up to an aggregate of $3,750,000.01 principal amount (the “Principal Amount”) senior convertible promissory notes, carrying a 10% original issue discount (each, a “Note” and, collectively, the “Notes”), convertible into shares of Common Stock, and (ii) accompanying warrants (the “Warrants”) to purchase shares of Common Stock (the “Private Placement”). On October 31, 2024, we closed the Private Placement and issued the Notes and the Warrants (the “Closing”). At the Closing, we issued and sold to the Investors the Notes and Warrants to purchase up to an aggregate of 1,102,295 shares of Common Stock (the “Warrant Shares”), representing 100% of the shares of Common Stock that each Note is convertible into as of the Closing, in exchange for an aggregate purchase price of $3,375,000.01.

The Notes and Warrants may not be converted and exercised, as applicable, and shares of Common Stock may not be issued under the Notes and Warrants if, after giving effect to the conversion or issuance, such Investor together with its affiliates would beneficially own in excess of 9.99% of the outstanding Common Stock. In addition to the beneficial ownership limitations in the Notes and the Warrants, the sum of the number of shares of Common Stock that may be issued under the Securities Purchase Agreement (including the Notes and Warrants and Common Stock issued thereunder) is limited to 19.99% of the outstanding Common Stock (the “Exchange Cap”), unless stockholder approval is obtained by us to issue more than the Exchange Cap in compliance with Nasdaq Listing Rule 5635(d).

Under the Securities Purchase Agreement, we agreed we have agreed to seek stockholder approval of the issuance of shares of Common Stock that may be issued to the Investors pursuant to the conversion of the Notes and the exercise of the Warrants in excess of the Exchange Cap by no later than January 14, 2025.

We intend to use the net proceeds from the Private Placement for working capital and general corporate purposes.

Such Notes and Warrants have been issued, and upon conversion or exercise, as applicable, the shares of Common Stock will be issued, pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D promulgated thereunder.

Notes

The Notes are convertible, at the option of the respective Investors, at any time, in whole or in part, into such number of shares of Common Stock (the “Conversion Shares”) equal to the Principal Amount of the Notes outstanding plus all accrued and unpaid interest at a conversion price equal to $3.402 per share (the “Conversion Price”), which represents a 10% discount to the last reported closing price of the Common Stock immediately prior to the Securities Purchase Agreement, as reported by Nasdaq. The Conversion Price is subject to full ratchet antidilution protection and certain exceptions upon any subsequent transaction at a price lower than the Conversion Price then in effect and standard adjustments in the event of stock dividends, stock splits, combinations or similar events.

Alternatively, in the event of an event of default, the Conversion Price may be converted to an “Alternate Conversion Price”, which is defined as the lowest of (i) the applicable Conversion Price as in effect on the applicable conversion date of the applicable Alternate Conversion (as defined in the Notes), (ii) 80% of the VWAP (as defined in the Notes) of the Common Stock as of the trading day immediately preceding the delivery of the applicable conversion notice, (iii) 80% of the VWAP of the Common Stock as of the trading day of the delivery of the applicable conversion notice, (iv) 80% of the VWAP as of the trading day immediately preceding the date that an event of default under the Notes occurs, and (v) 80% of the average of the three lowest daily VWAPs in the twenty trading day period immediately prior to the delivery of the applicable conversion notice.

The Notes accrue interest at the rate of 8.0% per annum, which shall automatically be increased to 18.0% per annum in the event of an event of default. The principal and accrued interest on the Notes are payable in equal monthly installments (each, an “Installment”) on each Installment Date (as defined in the Notes) commencing on the earlier of February 28, 2025 and the effective date of the initial registration statement required to be filed pursuant to the Registration Rights Agreement (as defined below). Each Installment is payable in cash, provided, however, that if on any Installment Date, no failure to meet the Equity Conditions (as defined in the Notes) exits pursuant to the Notes, we may pay all or a portion of the Installment with shares of Common Stock. The portion of any Installment paid with Common Stock shall be based on the Installment Conversion Price. “Installment Conversion Price” means the lower of (i) the Conversion Price and (ii) the average of the five lowest daily VWAPs in the ten trading days immediately prior to each conversion date.

Warrants

The Warrants are exercisable for up to an aggregate of 1,102,295 shares of Common Stock at an exercise price of $3.78 per share (the “Exercise Price”), which was equal to the last reported closing price of the Common Stock immediately prior to the execution of the Securities Purchase Agreement, as reported by Nasdaq. Additionally, the Warrants are exercisable immediately and will expire five years after the date of issuance and may be exercised on a cashless basis in the event of a fundamental transaction involving us or if the resale of the shares of Common Stock underlying the Warrants is not covered by an effective registration statement (or the prospectus contained therein is not available for use). The Exercise Price is subject to full ratchet antidilution protection, subject to certain price limitations required by Nasdaq rules and regulations and certain exceptions, upon any subsequent transaction at a price lower than the Exercise Price then in effect and standard adjustments in the event of certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes.

Additional Investment Right

Pursuant to the Securities Purchase Agreement and subject to the terms thereof, for so long as the Notes or the Warrants remain outstanding, the Investors shall have the right (the “Additional Investment Right”), exercisable at any time and from time to time commencing after the six-month anniversary of the Closing, to purchase up to an aggregate of $12,500,000 additional Notes and Warrants (the “Additional Notes” and “Additional Warrants,” respectively). The Additional Notes and Additional Warrants shall have the same terms as the Notes and Warrants, except that the conversion price of the Additional Notes and the exercise price of the Additional Warrants shall each be equal to 95% of the average of the five lowest daily VWAPs in the ten trading days prior to the date such Investor exercises its Additional Investment Right.

Registration Rights Agreement

In connection with the Securities Purchase Agreement, we also entered into a registration rights agreement with the Investors (the “Registration Rights Agreement”), requiring us to register the resale by the Investors of the Conversion Shares and the Warrant Shares. The number of shares required to be registered under such registration statement shall be the sum of: (i) 250% of the maximum number of Conversion Shares issuable upon conversion of the Notes and (ii) 100% of the maximum number of Warrant Shares issuable upon the exercise of the Warrants. We agreed to file the initial registration statement pursuant to the Registration Rights Agreement with the SEC within 30 days of the Closing, and to use our reasonable best efforts to cause such registration statement to be declared effective by the SEC within 90 days of the Closing (or within 120 days of the Closing if the SEC notifies us that the SEC shall “review” such registration statement). In the event of the closing of an Additional Investment Right and the issuance of Additional Notes or Additional Warrants, we agreed to file any additional registration statements which may be required to register such underlying shares of Common Stock within 15 days following such closing, and to use its reasonable best efforts to cause such additional registration statement to be declared effective by the SEC within 30 days following such closing (or within 60 days of the Closing if the SEC notifies us that the SEC shall “review” such additional registration statement). On November 25, 2025, we filed a resale registration statement with the SEC on Form S-1 in accordance with our obligations under the Registration Rights Agreement.

Reasons for Requesting Stockholder Approval

Nasdaq Listing Rule 5635(d) requires stockholder approval in connection with a transaction, other than a public offering, involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for a price that is less than the lower of: (i) the closing price of the common stock immediately preceding the signing of the binding agreement for the issuance of such securities; or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement for the issuance of such securities (the “Minimum Price”). The potential issuance of the shares of Common Stock underlying the Notes and Warrants, does not constitute a public offering under the Nasdaq Listing Rules.

Immediately prior to the execution of the Securities Purchase Agreement, we had 874,949 shares of Common Stock issued and outstanding. Therefore, the potential issuance of the shares of Common Stock underlying the Notes and Warrants would have constituted greater than 20% of the shares of Common Stock outstanding prior to giving effect to the Private Placement, at prices below the Minimum Price. In addition, due to the anti-dilution and other adjustment provisions in the Notes and the Warrants, the Conversion Price and Exercise Price, respectively, price could be reduced, resulting in the issuance of additional shares at prices below the initial Conversion Price or Exercise Price, as applicable. Further, if we elect to pay any Installment in the form of shares of Common Stock, the effective Installment Conversion Price may be significantly lower than the initial Conversion Price, which would result in the issuance of a greater number of shares of Common Stock than were originally issuable at the initial Conversion Price. We are seeking stockholder approval under Nasdaq Rule 5635(d) for the sale, issuance or potential issuance by us of our Common Stock (or securities convertible into or exercisable for our Common Stock) in excess of 174,989 shares, which is 20% of the shares of Common Stock outstanding on the original date of entry into the Securities Purchase Agreement, including without limitation, the issuance of any shares of Common Stock underlying any Additional Notes and Additional Warrants which may be issued to the Investors in connection with the exercise of their Additional Investment Right pursuant to the Securities Purchase Agreement, and as a result of the anti-dilution feature of the Notes and Warrants (or the Additional Notes and Warrants, as the case may be), since such provisions may in the future further reduce the per share Conversion Price or Exercise Price, as the case may be, and result in the issuance of shares at less than the Minimum Price.

Effectively, stockholder approval of this Issuance Proposal is one of the conditions for us to receive up to an additional approximately $4.2 million upon the exercise of the Warrants, if exercised for cash. Loss of these potential funds could jeopardize our ability to execute our business plan. There is no assurance that the Investors will exercise the Warrants.

We generally have no control over whether the Warrant holders exercise their Warrants. For this reason, we are unable to accurately forecast or predict with any certainty the total amount of shares of Common Stock that may be issued. Given the current circumstances, we will be required to issue more than 20% of our outstanding shares of Common Stock to Warrant holders under the terms of the Private Placement. Therefore, we are seeking stockholder approval under this proposal to issue more than 20% of our outstanding shares of Common Stock upon issuance of the Common Stock underlying the Notes and the Warrants.

Potential Effects of Approval of this Proposal

The issuance of the shares of Common Stock upon the conversion of the Notes and the exercise of the Warrants will not affect the rights of the holders of outstanding shares of Common Stock, but such issuances will have a dilutive effect on the existing stockholders, including the voting power and economic rights of the existing stockholders.

As described above, the Notes and Warrants contain anti-dilution provisions that may materially increase the number of shares of Common Stock that are issued by us in connection with the conversion of the Notes and exercise of the Warrants. No assurance can be given that any shares of Common Stock will be issued upon conversion of the Notes and exercise of the Warrants, or that additional shares of Common Stock will not be issued in the event that the number of shares of Common Stock issuable upon the conversion of the Notes and exercise of the Warrants does not increase pursuant to the terms of such Notes and Warrants.

Future issuances of shares of Common Stock upon the conversion of the Notes and the exercise of the Warrants, if any, may cause a significant reduction in the percentage interests of our current stockholders in the voting power, any liquidation value, our book and market value, and in any future earnings. Further, the issuance or resale of Common Stock issued pursuant to the Notes and Warrants could cause the market price of our Common Stock to decline. In addition to the foregoing, the increase in the number of issued shares of Common Stock in connection with the Private Placement may have an incidental anti-takeover effect in that additional shares could be used to dilute the stock ownership of parties seeking to obtain control of us. The increased number of issued shares could discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership transactions.

Under the Nasdaq Listing Rules, we are not permitted (without risk of delisting) to undertake a transaction that could result in a change in control of us without seeking and obtaining separate stockholder approval. We are not required to obtain stockholder approval for the Private Placement under Nasdaq Listing Rule 5635(b) because the Investors have agreed that, for so long as they hold any shares of our Common Stock, neither they nor any of their affiliates will acquire shares of our Common Stock which result in them and their affiliates, collectively, beneficially owning or controlling more than 9.99% of the total outstanding shares of our Common Stock.

Potential Effects of Non-Approval of this Proposal

The Board is not seeking the approval of our stockholders to authorize our entry into or consummation of the transactions contemplated by the Securities Purchase Agreement, as the Private Placement has already been completed and the Notes and the Warrants have already been issued. We are only asking for approval to issue the shares of Common Stock underlying the Notes and the Warrants upon conversion or exercise thereof, respectively.

If the Issuance Proposal is not approved by our stockholders, we will be prohibited from issuing additional Common Stock pursuant to conversion of the Notes and exercise of the Warrants, if the issuance of such shares of Common Stock would exceed 19.99% of our outstanding shares of Common Stock or otherwise exceed the aggregate number of shares of Common Stock which we may issue without breaching our obligations under the rules and regulations of Nasdaq. If the Issuance Proposal is not approved by our stockholders, we will not be able to issue and sell these securities pursuant to the Securities Purchase Agreement, thereby preventing us from raising additional funds. Our ability to successfully implement our business plans and ultimately generate value for our stockholders is dependent on our ability to maximize capital raising opportunities. If we were unsuccessful in raising additional capital, we would be required to curtail our plans to expand our manufacturing and sales capabilities and instead reduce operating expenses, dispose of assets, as well as seek extended terms on our obligations, the effect of which would adversely impact future operating results.

In addition, if the Issuance Proposal is not approved at the Special Meeting, we are obligated under the terms of the Securities Purchase Agreement to call an additional meeting of stockholders within 90 days thereafter to seek stockholder approval of the Issuance Proposal. If stockholder approval is not obtained after such subsequent stockholder meeting, we are obligated to cause additional stockholder meetings to be held semi-annually thereafter until such stockholder approval is obtained. We will incur substantial additional expenses and administrative and associated costs to satisfy this obligation to continue holding stockholder meetings to obtain stockholder approval and will require significant time and attention by our Board and management, diverting their focus from the pursuit of our business strategy.

We would realize an aggregate of up to approximately $4.2 million in gross proceeds if all the Warrants were exercised for cash. If the Warrants cannot be exercised, we will not receive any such proceeds, which could adversely impact our ability to fund our operations.

Interest of Certain Persons in Matter to be Acted Upon

Gregory Poilasne, our Chief Executive Officer and member of our Board, participated as an Investor in the Private Placement. Mr. Poilasne purchased $250,000 in principal amount of Notes and was issued accompanying Warrants to purchase up to 73,487 shares of Common Stock for an aggregate purchase price of $225,000. Mr. Poilasne cannot convert the Notes or exercise the Warrants that he purchased in the Private Placement in full unless our stockholders approve the Issuance Proposal. Therefore, Mr. Poilasne has an interest in the outcome of the Issuance Proposal and will benefit if the Issuance Proposal is approved.

Additional Information

The information set forth in this Proposal 1 is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, the Notes, the Warrants and the Registration Rights Agreement attached as Exhibits 10.1, 4.1, 4.2 and 10.2, respectively, to our Current Report on Form 8-K filed with the SEC on November 1, 2024. Stockholders are urged to carefully read these documents.

Required Vote; Board of Directors Recommendation

This proposal will be approved by the affirmative vote of a majority of the issued and outstanding shares of Common Stock present or represented by proxy and entitled to vote at the Special Meeting. You may vote “For” or “Against” or “Abstain” from this proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ISSUANCE PROPOSAL.

PROPOSAL 2
THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow us to adjourn the Special Meeting from time to time, to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Issuance Proposal, or establish a quorum for the Special Meeting.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our Board to vote in favor of adjourning the Special Meeting and any later adjournments. If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the aforementioned proposals or establish a quorum.

Among other things, approval of the Adjournment Proposal could mean that, even if proxies representing a sufficient number of votes against any of the proposals have been received, we could adjourn the Special Meeting without a vote on such proposal and seek to convince the holders of those shares to change their votes to votes in favor of the approval of such proposal.

Required Vote; Board of Directors Recommendation

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock present or represented by proxy and entitled to vote at the Special Meeting. You may vote “For” or “Against” or “Abstain” from this proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of December 1, 2024, by:

•        each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s Common Stock;

•        each of the Company’s executive officers and directors; and

•        all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all the Company’s Common Stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares(2)
Directors and Executive Officers
Gregory Poilasne(3)	87,407	9.9%
Ted Smith(4)	3,482	*
David Robson(5)	55,205	6.0%
Angela Strand(6)	472	*
H. David Sherman	553	*
Jon M. Montgomery	446	*
All directors and executive officers (6 individuals)	147,566	16.9%
5% Beneficial Holders
Five Narrow Lane LP(7)	65,207	6.9%
Bristol Investment Fund, Ltd., and affiliated entities(8)	87,407	9.9%
Rainforest Partners LLC(9)	87,407	9.9%
The Hewlett Fund LP(10)	87,407	9.9%
Anson Investments Master Fund LP and Anson East Master Fund, LP(11)	99,998	11.4%

____________

*        Less than 1%.

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o Nuvve Holding Corp., 2488 Historic Decatur Road, Suite 230, San Diego, California 92106.

(2)      The percentage of beneficial ownership is calculated based on 874,949 shares of Common Stock outstanding as of December 1, 2024.

(3)      The number of shares of Common Stock beneficially owned excludes shares of Common Stock issuable pursuant to all or a portion of certain outstanding warrants upon exercise thereof, as a result of the triggering of the 4.99% beneficial ownership limitation provision in such securities, and shares of Common Stock issuable pursuant to all or a portion of certain convertible promissory notes and outstanding warrants upon conversion or exercise thereof, respectively, as a result of the triggering of the 9.99% beneficial ownership limitation provision in such securities. Mr. Poilasne is the beneficial owner of: (i) 9,247 shares of Common Stock held directly by Mr. Poilasne; (ii) up to 2,312 shares of Common Stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days of December 1, 2024; (iii) up to 2,500 shares of Common Stock issuable upon the exercise of outstanding and exercisable Series A Warrants held by Mr. Poilasne; (iv) up to 73,487 shares of Common Stock issuable pursuant to the conversion of the Notes held by Mr. Poilasne, (v) up to 73,487 shares of Common Stock issuable pursuant to the exercise of the Warrants held by Mr. Poilasne, and (vi) up to 51,764 shares of Common Stock issuable upon the conversion of an outstanding convertible promissory note held by Poilasne Inc., an entity affiliated with Mr. Gregory, which is convertible or may become convertible, at the holder’s option upon the occurrence of certain events as set forth therein, within 60 days of December 1, 2024, as calculated based on the principal and interest due at the maturity date of such note. The Notes and the Warrants are each subject to a beneficial ownership limitation of 9.99%, which such limitation restricts Mr. Poilasne from converting or exercising, as applicable, that portion of the Notes and the Warrants that would result in Mr. Poilasne and his affiliates owning, after conversion or exercise, as applicable, a number of shares of Common Stock in excess of the 9.99% beneficial ownership limitation. The Series A Warrants are subject to a 4.99% beneficial ownership limitation.

(4)      The beneficial ownership of Mr. Smith includes (i) 1,772 shares of Common Stock held directly by Mr. Smith and (ii) 1,710 shares of Common Stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days December 1, 2024.

(5)      The beneficial ownership of Mr. Robson includes (i) 2,565 shares of Common Stock held directly by Mr. Robson, (ii) 876 shares of Common Stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days December 1, 2024, and (iii) up to 51,764 shares of Common Stock issuable upon the conversion of an outstanding convertible promissory note held by DMKT Ventures Corp., an entity affiliated with Mr. Robson, which is convertible or may become convertible, at the holder’s option upon the occurrence of certain events as set forth therein, within 60 days of December 1, 2024, as calculated based on the principal and interest due at the maturity date of such note.

(6)      The beneficial ownership of Ms. Strand includes (i) 445 shares of Common Stock held directly by Ms. Strand and (ii) 27 shares of Common Stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days December 1, 2024.

(7)      Based solely on a Schedule 13G filed with the SEC on November 1, 2023, by Five Narrow Lane LP (“Five Narrow Lane”). Consists of 65,207 shares of Common Stock underlying the Notes and Warrants held by Five Narrow Lane, which represents the maximum amount of shares of Common Stock that Five Narrow may beneficially control under the 9.99% ownership restriction. The full conversion and/or exercise of the Notes and Warrants held by Five Narrow Lane would exceed such restriction. The address of Five Narrow Lane is 510 Madison Avenue, Suite 1400, New York, NY 10022.

(8)      The number of shares of Common Stock beneficially owned excludes shares of Common Stock issuable pursuant to all or a portion of certain convertible promissory notes and outstanding warrants upon conversion or exercise thereof, respectively, as a result of the triggering of the 9.99% beneficial ownership limitation provision in such securities. Rainforest Partners beneficially owns: (i) up to 408,258 shares of Common Stock issuable pursuant to the conversion of the Notes held by Rainforest Partners LLC, and (ii) up to 163,303 shares of Common Stock issuable pursuant to the exercise of the Warrants held by Rainforest Partners LLC. The Notes and the Warrants are each subject to a beneficial ownership limitation of 9.99%, which such limitation restricts Rainforest Partners LLC from converting or exercising, as applicable, that portion of the Notes and the Warrants that would result in Rainforest Partners LLC and its affiliates owning, after conversion or exercise, as applicable, a number of shares of Common Stock in excess of the beneficial ownership limitation. Based on information available to the Company. Mark Weinberger is the managing member of Rainforest Partners LLC, and has sole voting and investment power over the securities held by Rainforest Partners LLC. The address for Rain Forest Partners LLC is 850 East 26th Street, Brooklyn, NY 11210.

(9)      The number of shares of Common Stock beneficially owned excludes shares of Common Stock issuable pursuant to all or a portion of certain convertible promissory notes and outstanding warrants upon conversion or exercise thereof, respectively, as a result of the triggering of the 9.99% beneficial ownership limitation provision in such securities. The Hewlett Fund LP beneficially owns: (i) up to 204,130 shares of Common Stock issuable pursuant to the conversion of the Notes held by The Hewlett Fund LP, and (ii) up to 81,652 shares of Common Stock issuable pursuant to the exercise of the Warrants held by The Hewlett Fund LP. The Notes and the Warrants are each subject to a beneficial ownership limitation of 9.99%, which such limitation restricts Rainforest Partners LLC from converting or exercising, as applicable, that portion of the Notes and the Warrants that would result in Rainforest Partners LLC and its affiliates owning, after conversion or exercise, as applicable, a number of shares of Common Stock in excess of the beneficial ownership limitation. Based on information available to the Company. Martin Chopp has voting and investment control over the securities held by The Hewlett Fund LP. Based on information available to the Company. The address for The Hewlett Fund LP is 100 Merrick Road, Suite 400W, Rockville Centre, NY 11570.

(10)    The number of shares of Common Stock beneficially owned excludes shares of Common Stock issuable pursuant to all or a portion of certain outstanding warrants upon exercise thereof, as a result of the triggering of the 4.99% beneficial ownership limitation provision in such securities, and shares of Common Stock issuable pursuant to all or a portion of certain convertible promissory notes and outstanding warrants upon conversion or exercise thereof, respectively, as a result of the triggering of the 9.99% beneficial ownership limitation provision in such securities. Bristol (as defined below) beneficially owns: (i) up to 293,945 shares of Common Stock issuable pursuant to the conversion of the Notes held by Bristol Investment Fund, Ltd. (“Bristol Investment Fund”); (ii) up to 293,945 shares of Common Stock issuable pursuant to the exercise of the Warrants held by Bristol Investment Fund; (iii) 30,000 shares of Common Stock held directly by Bristol Capital, LLC (“Bristol Capital”, and together with Bristol Investment Fund and its affiliates, “Bristol”); (iv) up to 30,000 shares of Common Stock issuable to Bristol Capital pursuant to the exercise of a consulting warrant (the “Consulting Warrant”), (v) up to 30,000 shares of Common Stock issuable upon the exercise of outstanding and exercisable Series A Warrants (“Series A Warrants”), and (vi) up to 30,000 shares of Common Stock issuable upon the exercise of outstanding and exercisable Series C Warrants (“Series C Warrants”). The Notes and the Warrants are each subject to a beneficial ownership limitation of 9.99%, which such limitation restricts Bristol Investment Fund from converting or exercising, as applicable, that portion of the Notes and the Warrants that would result in Bristol Investment Fund and its affiliates owning, after conversion or exercise, as applicable, a number of shares of Common Stock in excess of the 9.99% beneficial ownership limitation. The exercise of each of the Series A Warrants and the Series C Warrants is subject to the holder holding less than 4.99% of the outstanding shares of Common Stock. Bristol Investment Fund is a privately held fund that invests primarily in publicly traded companies through the purchase of securities in private placement and/or open market transactions. Bristol Capital Advisors, LLC, an entity organized under the laws of the State of Delaware (“Bristol Capital Advisors”), is the investment advisor to Bristol Investment Fund. Paul Kessler is manager of Bristol Capital Advisors and as such has voting and dispositive power over the securities held by Bristol Investment Fund. Bristol Capital is a privately held limited liability company that engages from time to time in investing in publicly traded companies through the purchase of securities in private placement and/or open market transactions. Paul Kessler is the sole manager of Bristol Capital and therefore has voting and dispositive power over the securities held by Bristol Capital. Based on information available to the Company. The address for Bristol is 1090 Center Drive, Park City, UT 84098.

(11)    The number of shares of Common Stock beneficially owned excludes shares of Common Stock issuable pursuant to all or a portion of certain outstanding warrants upon exercise thereof, as a result of the triggering of the 4.99% beneficial ownership limitation provision in such securities. The beneficial ownership of Anson consist of (i) 75,650 shares of Common Stock beneficially owned by Anson Investments Master Fund LP (“Anson Investments”) and (ii) 24,348 shares of Common Stock beneficially owned by Anson East Master Fund LP (“Anson East”, and together with Anson Investments, “Anson”). Based on information available to the Company. The business address of Anson is 181 Bay Street, #4200, Toronto, ON M5J2T3.

STOCKHOLDER PROPOSALS AND NOMINATIONS

The Company’s bylaws contain provisions intended to promote the efficient functioning of stockholder meetings. Some of the provisions require advance notice to the Company of stockholder proposals or director nominations to be considered at an annual meeting. Under the Company’s bylaws, in order to properly bring stockholder proposals or director nominations before an annual meeting, even if the stockholder does not intend to include such proposal in the Company’s proxy materials, the stockholder must deliver written notice of such proposal or nomination to the Secretary not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A notice of a stockholder proposal or director nomination must include the information set forth in the Company’s bylaws. Stockholder proposals and director nominations should be addressed to Corporate Secretary, Nuvve Holding Corp., 2488 Historic Decatur Road, Suite 230, San Diego, California 92106.

In order for stockholders to give timely notice of nominations for directors, other than those nominated by the Company, for inclusion on a universal proxy card in connection with the 2025 annual meeting, notice must be submitted in accordance with our bylaws or in accordance with Rule 14a-19 as promulgated under the Exchange Act or as otherwise permitted by law and include all of the information required by Rule 14a-19 under the Exchange Act. However, if the date of the 2025 annual meeting changes by more than 30 days from the prior year’s annual meeting, Rule 14a-19 requires the notice be provided by the later of 60 calendar days prior to the date of the 2025 annual meeting or the 10th calendar day following the day on which we first publicly announce the date of the 2025 annual meeting.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Corporate Secretary, Nuvve Holding Corp., 2488 Historic Decatur Road, Suite 230, San Diego, California 92106. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, the Company and its agents that deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the Company’s proxy statement. Upon written or oral request, the Company will deliver a separate copy of this proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that the Company deliver single copies of such documents in the future. Stockholders may notify the Company of their requests by calling or writing the Company at its principal executive offices at Corporate Secretary, Nuvve Holding Corp., 2488 Historic Decatur Road, Suite 230, San Diego, California 92106.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports contain additional information about the Company’s SEC filings are made available electronically to the public at the SEC’s website located at www.sec.gov, or in the “SEC Filings” section of the “Investors” section of our website at https://nuvve.com/. Copies of these documents may also be obtained by writing our Secretary at the address specified above. Copies of these documents may also be obtained by sending a written request to: Corporate Secretary, Nuvve Holding Corp., 2488 Historic Decatur Road, Suite 230, San Diego, California 92106.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. This discretionary authority is granted when you sign the form of proxy.

By Order of the Board of Directors,
/s/ Jon M. Montgomery
Jon M. Montgomery
Interim Chairperson of the Board

San Diego, California
Dated December 16, 2024

NUVVE HOLDING CORP. 2488 HISTORIC DECATUR RD, STE 200 SAN DIEGO, CA 92106 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NVVE2025SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V60144-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NUVVE HOLDING CORP. The Board of Directors recommends you vote FOR the following proposals: 1. To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our common stock pursuant to senior secured convertible notes and related warrants, and any future adjustments of the conversion price of the notes and exercise price of the warrants, purchased pursuant to the Securities Purchase Agreement, in excess of the 19.99% share cap contained therein. 2. To approve an adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies. For Against Abstain NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting of Stockholders or any postponements or adjournments thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Proxy Statement is available at www.proxyvote.com. NUVVE HOLDING CORP. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS January 13, 2025, 1:00 p.m. ET The stockholder(s) hereby appoint(s) Gregory Poilasne and David Robson, or either of them, as proxies, with full power of substitution, to represent and vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Nuvve Holding Corp. held of record by the undersigned on December 6, 2024, at the Special Meeting of Stockholders to be held virtually by visiting www.virtualshareholdermeeting.com/NVVE2025SM, on January 13, 2025, and any postponements or adjournments thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2, AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. Continued and to be signed on reverse side